Exhibit 99.1

News Release	News Release

Magnum Hunter Resources Reports

Mid-Year 2014 Proved Reserves of 79.8 MMBoe

Proved Reserves Up 7.7 Million BOE From Year-End 2013 Volumes

PV-10 Increased $84.9 Million to $916.3 Million

HOUSTON, Texas — (Marketwire) — July 14, 2014 — Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC, MHR.PRD and MHR.PRE) (“Magnum Hunter” or the “Company”) announced today an increase of 7.7 MMBoe or a 10.7% improvement in the quantity of the Company’s estimated total proved oil and natural gas reserves at June 30, 2014, compared with total proved reserves just six months ago at December 31, 2013 (adjusted for divestitures, as described below). The present value of estimated future net cash flows, before income taxes, of the Company’s estimated total proved reserves as of mid-year 2014, discounted at 10% (“PV-10”), increased 10.2% or $84.9 million to $916.3 million, compared with the PV-10 of such reserves at year-end 2013 (information herein regarding the Company’s proved reserves and associated PV-10 at year-end 2013 has been adjusted for previously reported divestitures of properties in Canada and Atascosa County, Texas that occurred in early 2014) (see “Non-GAAP Financial Measures and Reconciliations” below).

Magnum Hunter’s estimated total proved reserves increased by 7.7 MMBoe to 79.8 MMBoe (38% crude oil and NGLs; 47% proved developed producing) at June 30, 2014, compared with 72.1 MMBoe (43% crude oil and NGLs; 52% proved developed producing) at December 31, 2013. Proved undeveloped reserves at mid-year 2014 increased 12% to 29.2 MMBoe, compared with those at year-end 2013. This was primarily due to the execution and continued delineation of the Company’s existing leasehold acreage position in the Marcellus and Utica Shales in West Virginia and Ohio.  The Company’s reserve life (R/P ratio) of its proved reserves at mid-year 2014 based on current production is approximately 12 years.

At year-end 2013, the Company had booked proved reserves of only one Utica Shale well. At June 30, 2014, the Company was successful at booking proved developed non-producing reserves of one additional Utica Shale well and also booked proved undeveloped reserves of two Utica Shale wells. The Company expects to significantly increase proved reserves in the Utica Shale, where it presently owns over 118,000 net leasehold acres, during the remainder of 2014 as a result of “pad” drilling and further delineation of its leasehold acreage position in this region. At June 30, 2014, the Appalachian Basin (including properties in the Marcellus Shale and Utica Shale in West Virginia and Ohio and properties in Kentucky) accounted for approximately 80% of Magnum Hunter’s total proved reserves volumes, the

Williston Basin in North Dakota accounted for approximately 19% and other legacy assets accounted for the remaining 1%.

Under Securities and Exchange Commission guidelines, the commodity prices used in the June 30, 2014 and December 31, 2013 PV-10 estimates were based on the 12-month unweighted arithmetic average of the first day of the month prices for the period July 1, 2013 through June 1, 2014, and for the period January 1, 2013 through December 1, 2013, respectively, adjusted by lease for transportation fees and regional price differentials. For crude oil volumes, the average West Texas Intermediate posted price of $100.27 per barrel used to calculate PV-10 at June 30, 2014 was up 4% from the average price of $96.78 per barrel used to calculate PV-10 at December 31, 2013. For natural gas volumes, the average Henry Hub spot price of $4.10 per million British thermal units (“MMBTU”) used to calculate PV-10 at June 30, 2014 was up 12% from the average price of $3.67 per MMBTU used to calculate PV-10 at December 31, 2013. All prices were held constant throughout the estimated economic life of the properties.

The estimates of Magnum Hunter’s total proved reserves at both June 30, 2014 and December 31, 2013 were prepared by the Company’s independent engineering consultant, Cawley Gillespie & Associates, Inc.

Magnum Hunter Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter, commented, “As we continue to drill in new areas of the Marcellus and Utica Shale plays in both West Virginia and Ohio, new proved reserve additions will continue. Also, as new wells currently being put on production begin to have a consistent production history, we typically have been successful at increasing our ultimate economic recoveries.”

Non-GAAP Financial Measures and Reconciliations

This press release contains certain financial measures that are non-GAAP measures. We have provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP that are presented in this release.

PV-10 is the present value of the estimated future net cash flows from estimated total proved reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future cash flows are discounted at an annual rate of 10% to determine their “present value.” We believe PV-10 to be an important measure for evaluating the relative significance of our oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating the Company. We believe that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and gas industry. However, PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

The standardized measure of discounted future net cash flows relating to Magnum Hunter’s total proved oil and natural gas reserves is as follows:

Unaudited
June 30, 2014
Future cash inflows	$3,629,151
Future production costs	1,456,377
Future development costs	369,976
Future income tax expense	95,808
Future net cash flows	1,706,990
10% annual discount for estimated timing of cash flows	838,595
Standardized measure	$868,395

Reconciliation of Non-GAAP Measure
PV-10	$916,253
Less income taxes
Undiscounted future income taxes	(95,808)
10% discount factor	47,950
Future discounted income taxes	(47,858)
Standardized measure of discounted future net cash flows	$868,395

Certain Definitions

The SEC requires oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and natural gas that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations.

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas-based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the States of West Virginia, Ohio, and North Dakota. The Company is presently active in three of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Utica Shale, and Williston Basin/Bakken Shale.

Availability of Information on the Company’s Website

Magnum Hunter is providing a reminder that it makes available on its website (at www.magnumhunterresources.com) a variety of information for investors, analysts and the media, including the following:

•                  annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after the material is electronically filed with or furnished to the Securities and Exchange Commission;

•                  the most recent version of the Company’s Investor Presentation slide deck;

•                  announcements of conference calls, webcasts, investor conferences, speeches and other events at which Company executives may discuss the Company and its business and archives or transcripts of such events;

•                  press releases regarding annual and quarterly earnings, operational developments, legal developments and other matters; and

•                  corporate governance information, including the Company’s corporate governance guidelines, committee charters, code of conduct and other governance-related matters.

Magnum Hunter’s goal is to maintain its website as the authoritative portal through which visitors can easily access current information about the Company.  Over time, the Company intends for its website to become a primary channel for public dissemination of important information about the Company.  Investors, analysts, media and other interested persons are encouraged to visit the Company’s website frequently.

Certain information included on the Company’s website constitutes forward-looking statements and is subject to the qualifications under the heading “Forward-Looking Statements” below and in the Company’s Investor Presentation slide deck.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Magnum Hunter believes that the expectations reflected in the forward-looking statements are reasonable, Magnum Hunter can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings made by Magnum Hunter with the Securities and Exchange Commission (SEC). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed by Magnum Hunter with the SEC, including Magnum Hunter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended after such fiscal year. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Forward-looking statements speak only as of the date of the document in which they are contained, and Magnum Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Cham King

AVP, Investor Relations

ir@magnumhunterresources.com

832-203-4560